Exhibit 1

NIS Information
February 27, 2007
1. Announcement of Organizational Change
NIS GROUP CO., LTD. (the “Company”) will establish a new department called the “Nagoya Sales Department” under its Sales & Marketing Group in order to enhance sales promotions in the Nagoya region, effective March 1, 2007.
(For details, please refer to the press release dated February 20, 2007.)
2. Notice Regarding Establishment of New Sections and Consolidation of Sales Outlets
The Company established the 1) Finance Promotion Section, 2) New Business Development Section, 3) China Business Promotion Section, and 4) International Business Promotion Section under the Strategic Business Development Department, in order to reflect an expansion in the Company’s range of businesses. Following this expansion, we have decided to consolidate eleven sales outlets in rural areas, effective March 2007.
3. Announcement of New Branch Opening in Beijing
A wholly owned subsidiary, Nissin Leasing (China) Co., Ltd., opened a new branch in Beijing on January 15, 2007.
• Outline of Beijing office

Address	Rm 2521-2522 2F 25 Yuetanbei Street, Xicheng District, Beijing, 100834 China
Tel	+86-10-6839-2549
Fax	+86-10-6839-2550
Branch Manager	Kenta Katsumata
NIS GROUP CO., LTD.   SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code : 8571) New York Stock Exchange (Trading symbol : NIS)
IR homepage address : http://www.nisgroup.jp/english/ir/index.cfm
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail:info-ir@nisgroup.co.jp